EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-117443 and 333-141719 on Form S-3 and Registration Statements No. 333-150609, 333-119690, 333-109917, 333-99645, 333-74124, 333-55364, 333-34202, and 333-42952 on Form S-8 of (1) our report dated August 28, 2008, relating to the consolidated financial statements and financial statement schedule of Avanex Corporation and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the change in the Company’s method of accounting for uncertainties in income taxes upon the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, and the change in the Company’s method of accounting for defined benefit pension and other postretirement plans upon the adoption of FASB Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)), and (2) our report dated September 4, 2008, relating to the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Avanex Corporation for the year ended June 30, 2008.

/s/    Deloitte & Touche LLP

San Jose, California

September 4, 2008